EXHIBIT 99.1

Exactech Q1 Net Income up 17% to $3.8 Million. Diluted EPS $.29 vs. $.25. Worldwide Sales Up 1% to $59.3 Million. U.S. Sales Increased 6%.

Gainesville, Fla. - April 23, 2013 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today sales of $59.3 million for the first quarter of 2013, a 1% increase over $58.6 million in the first quarter of 2012. Net income was $3.8 million, or $0.29 per diluted share, compared to $3.3 million, or $0.25 per diluted share, in the same quarter a year ago.

First Quarter Segment Performance

•	Knee implant sales decreased 4% to $20.5 million

•	Extremity implant sales increased 21% to $15.7 million

•	Hip implant sales decreased 5% to $10.4 million

•	Biologic and Spine sales decreased 2% to $6.1 million

•	Other sales decreased 7% to $6.6 million

Management Comment
Exactech Chairman and CEO Dr. Bill Petty said, “Our sales for the quarter were slightly below our expectations as we experienced weakness in our European sales and the impact of an unfavorable currency swing, partially reflecting a weaker Japanese yen. U.S. sales were somewhat stronger with the help of continuing healthy sales in our shoulder products. The currency movement as well as continued focus by our employees on managing our cost structure allowed us to decrease our operating expenses during the quarter and deliver a 17% increase in net income.

Exactech President David Petty said, “U.S. sales increased 6% to $39.0 million compared with $36.8 million in the first quarter a year ago. International sales decreased 7% to $20.3 million. U.S. sales represented 66% of total sales and international sales were 34% of the total. On a constant currency basis, international sales decreased 5% and worldwide sales grew 2% for the quarter.

Chief Financial Officer Jody Phillips said, “Gross margins remained flat at 69% for the first quarter from the first quarter a year ago due to higher growth in the U.S. market and continued cost reductions attributable to internal manufacturing. Total operating expenses for the quarter decreased 2% to $34.6 million and as a percentage of sales decreased to 58% from 60% for the first quarter of 2012. General and administrative expenses decreased 10% in the first quarter to $5.1 million from $5.6 million. R&D expenses decreased 6% to $3.9 million during the first quarter.

Looking forward, Exactech maintained its 2013 sales guidance at $236 - $242 million and its diluted EPS target of $1.03 - $1.09. For the second quarter ending June 30, 2013, the company said it anticipates

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sales of $57 - $59 million and diluted EPS of $0.24 - $0.26. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, April 24. The call will cover the company's first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-2068 any time after 9:50 a.m. Eastern on April 24th. International and local callers should dial 1-480-629-9712. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=104163.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech's press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,402	$5,838
Accounts receivable, net of allowances of $1,123 and $1,012	50,641	48,073
Prepaid expenses and other assets, net	2,968	2,877
Income taxes receivable	516	502
Inventories – current	71,688	70,699
Deferred tax assets – current	2,324	2,229
Total current assets	132,539	130,218

PROPERTY AND EQUIPMENT:
Land	2,208	2,211
Machinery and equipment	33,466	33,158
Surgical instruments	88,399	85,115
Furniture and fixtures	3,853	3,858
Facilities	18,000	18,033
Projects in process	1,249	643
Total property and equipment	147,175	143,018
Accumulated depreciation	(65,194)	(61,586)
Net property and equipment	81,981	81,432

OTHER ASSETS:
Deferred financing and deposits, net	829	866
Non-current inventories	7,615	5,410
Product licenses and designs, net	10,461	10,534
Patents and trademarks, net	2,143	2,217
Customer relationships, net	985	1,108
Goodwill	13,250	13,356
Total other assets	35,283	33,491
TOTAL ASSETS	$249,803	$245,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,307	$14,773
Income taxes payable	1,155	2,188
Accrued expenses and other liabilities	8,137	11,726
Other current liabilities	250	250
Current portion of long-term debt	3,000	2,625
Total current liabilities	32,849	31,562

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,181	3,186
Line of credit	12,355	12,197
Long-term debt, net of current portion	25,500	26,250
Other long-term liabilities	980	1,049
Total long-term liabilities	42,016	42,682
Total liabilities	74,865	74,244

SHAREHOLDERS’ EQUITY:
Common stock	134	133
Additional paid-in capital	65,777	63,918
Accumulated other comprehensive loss	(6,461)	(4,797)
Retained earnings	115,488	111,643
Total shareholders’ equity	174,938	170,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$249,803	$245,141

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods
	Ended March 31,
	2013	2012
NET SALES	$59,301	$58,628

COST OF GOODS SOLD	18,590	18,096
Gross profit	40,711	40,532

OPERATING EXPENSES:
Sales and marketing	21,524	21,820
General and administrative	5,096	5,648
Research and development	3,850	4,104
Depreciation and amortization	4,175	3,792
Total operating expenses	34,645	35,364

INCOME FROM OPERATIONS	6,066	5,168

OTHER INCOME (EXPENSE):
Interest income	1	—
Other income (loss)	29	17
Interest expense	(283)	(452)
Foreign currency gain (loss)	(462)	223
Total other expenses	(715)	(212)

INCOME BEFORE INCOME TAXES	5,351	4,956

PROVISION FOR INCOME TAXES	1,506	1,671

NET INCOME	$3,845	$3,285

BASIC EARNINGS PER SHARE	$0.29	$0.25

DILUTED EARNINGS PER SHARE	$0.29	$0.25

SHARES - BASIC	13,177	13,156

SHARES - DILUTED	13,344	13,259

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EXACTECH INC.